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                                                                    Exhibit 10.1


                         SEVERANCE AND RELEASE AGREEMENT

PARTIES

The parties to this Severance and Release Agreement ("Agreement") are Sierra Pacific Resources and its affiliates Nevada Power Company and Sierra Pacific Power Company (collectively referred to as "Company"), and Mark A. Ruelle ("Employee").

BASIS

(a) Employee currently holds the position of President, Nevada Power Company, with Company. This Agreement is not based upon any change in control or in the ownership of a substantial portion of the Company's assets.

(b) Employee has had access to Confidential Information, as hereinafter defined. Employee has occupied a position of trust and confidence with respect to such Confidential Information.

(c) This Agreement is intended as a final settlement of any and all claims, known or unknown, that Employee may have against Company arising out of or related to his employment with Company or the termination of that employment, including, but not limited to all rights Employee may have pursuant to the Employment Agreement as defined below. This Agreement provides Employee with benefits that exceed the benefits contained in the Employment Agreement and is adequate consideration for this Agreement.

TERMS OF AGREEMENT

1.       DEFINED TERMS

         1.1 "CONFIDENTIAL INFORMATION" means any plan, specification, pattern, procedure, profile, design, device, list, compilation, data, or information relating to the present or planned business of Company which has not been released publicly by authorized representatives of Company, or which is not common to industry practice, including, but not limited to trade secrets as defined in NRS 600A.010, et seq. Confidential Information may include inventions; marketing and sales plans or programs; customer and supplier information; financial data; purchasing, pricing, or supply information; product engineering information; technological know-how; designs, plans or specifications regarding products and materials; manufacturing processes and techniques; regulatory approval strategies; computer programs, data, formulae and compositions; service techniques and protocols; and new product

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                  strategies, plans and designs. Confidential Information also includes information that if disclosed, could negatively affect the Company's reputation and it's relationship with business, governmental agencies and customers. Confidential Information includes all information received by Company under an obligation of confidentiality to a third party.

         1.2 "EMPLOYMENT AGREEMENT" means all previous agreements, express or implied, between Company and Employee, including change in control or letter agreements.

         1.3      "STIP" means short-term cash incentive payment.

         1.4      "SERP" means Supplemental Executive Retirement Plan.

2.       TERMINATION OF EMPLOYMENT

         2.1 Company shall terminate Employee's employment with Company effective May 31, 2002 ("Termination Date"). Any accrued and unused Paid Time Off will be included in Employee's final paycheck. Employee agrees not to seek re-employment with Company or any of its subsidiaries or affiliates.

3.       BENEFITS TO EMPLOYEE

         3.1 Company shall pay to Employee severance in the amount of $450,000.00 ("Severance"), payable, on the condition that Employee is in full compliance with the confidentiality and non-disparagement provisions of this Agreement, one-half on the date of separation, one-quarter 90 days after the date of separation, and one-quarter on the first anniversary of the date of separation.. The Severance shall be subject to withholding, deductions, assessments and taxes, if applicable.

         3.2 Commencing on the Termination Date, the Company shall continue to cover Employee and Employee's dependants as defined in the Health Plan under its medical, prescriptive drugs, dental, vision and EAP employee welfare benefit plans ("Health Plans") to the same extent as Employee and his dependents are covered immediately prior to the Termination Date until May 31, 2005, or until Employee becomes employed with an entity which provides health and medical benefits, whichever is earlier. Company shall pay all costs incurred in providing the above-described coverage for Employee. Employee shall be eligible to participate in open enrollment and is subject to any amendments or changes that would apply to other covered employees. If Employee becomes eligible for similar coverage through another employer or disability, then Employee shall notify Company of such coverage and


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                  Company shall be entitled to terminate coverage under this
                  Agreement and/or offer Employee COBRA in the form and manner required by law.

         3.3 On the Termination Date, Employee shall be paid in cash the amount of his vested benefit in the SERP calculated to include new provisions in the Plan, which include in the SERP payment of the 2000 and 2001 STIPs, as though said STIPs had been paid, and will thereafter have no SERP benefits.

         3.4 Because your employment is terminated for reasons other than cause, retirement, death or disability, you will have rights with respect to your Non-Qualified Stock Option grants as follows, in accordance with the grant letter you received. Any vested shares are exercisable within three months of the Termination Date. Shares which are not vested as of the Termination Date shall immediately terminate and shall be forfeited to the Company.

         3.5 Employee is covered under Supplemental Executive Life insurance. Employee shall continue to be covered under such insurance until May 31, 2005, or until Employee becomes reemployed with an entity that provides life insurance benefits, whichever is earlier, at which time Employee shall have the option of converting such insurance in strict accordance with the terms of such policy and paying the premiums thereon.

         3.6 If ever in the future any of the Company's officers are paid a STIP for the year 2000 ("2000 STIP"), then the Employee shall be paid the 2000 STIP at the same time and in the form and manner paid to the other officer(s). The 2000 STIP shall be subject to withholding, deductions, assessments, and taxes, if applicable. If ever any of the Company's officers are paid a STIP for the year 2001 ("2001 STIP"), then the Employee shall be paid the 2001 STIP at the same time and in the form and manner paid to the other officer(s). The 2001 STIP shall be subject to withholding, deductions, assessments, and taxes, if applicable. If ever any of the Company's officers are paid a STIP for the year 2002 ("2002 STIP"), then the Employee shall be paid a prorated portion of the 2002 STIP at the same time and in the form and manner paid to the other officer(s). Employee's prorated portion of the 2002 STIP shall be calculated by dividing the number of hours credited to Employee during 2002 (1/1/02 through Termination Date) by 2080, and Employee shall be entitled to receive the resulting percentage of the 2002 STIP. The 2002 STIP shall be subject to withholding, deductions, assessments, and taxes, if applicable. 2000 and 2001 STIPs, if ever paid, shall be in the amounts used in calculating the STIP adjustments to the SERP in 3.3 unless such different amount(s) are reflective of like adjustments to other officer(s)' STIPs.


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         3.7      If requested by Employee, Company shall provide Employee with outplacement assistance. The Company shall determine who will provide the outplacement assistance and the nature and extent of such assistance. Employee shall have 18 months after the Termination Date to begin receiving such assistance.

         3.8 Company has granted Employee a Special Restricted Stock Grant of 4,000 shares of Company stock in June 2001. Employee has fully vested in said stock and Company shall issue such stock to Employee within 30 days of the Termination Date. Employee may elect to receive a combination of stock and cash to provide for tax liabilities.

         3.9 Employee's June 2001 agreement relating to real property owned at Eagle Lake, California, shall continue for a period of 18 months following the date of separation in order to compensate and reimburse Employee for the cost of sale and closing expenses relating to such property should such sale occur.

4.       CONFIDENTIALITY

         4.1 Employee shall preserve as confidential all Confidential Information. Employee shall not use Confidential Information for the benefit of Employee or any third party. Employee shall not disclose to others any Confidential Information or any copy or notes made from any Item embodying Confidential Information. If Employee is required to disclose Confidential Information pursuant to a valid order of a court or other governmental entity or any political subdivision thereof; then Employee shall first give notice to Company so that Company shall have a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Confidential Information and/or documents so disclosed be used only for the purposes for which the order was issued. The confidentiality provisions herein shall expire 36 months from the date of this agreement.

5.       MUTUAL NON-DISPARAGEMENT

         5.1 Employee agrees to not make disparaging statements about the Company or its officers and/or directors to third parties such as the news media, governmental officials, or governmental agencies. This section does not apply to testimony made under oath before a court or governmental entity. This section does not apply to statements of opinion made to family and friends so long as they are not news media, governmental officials, or governmental agencies.


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         5.2      Company, its officers and/or directors agree to not make
                  disparaging statements about Employee to third parties, including employees. This section does not apply to testimony made under oath before a court or governmental entity.

6.       NON-COMPETITION

         6.1.     Employee agrees that the restrictions set forth in paragraphs
                  7.1 and 7.2 are fair and reasonable and are reasonably required for the protection of the interests of the Company. Employee agrees that compliance with the provisions of paragraphs 7.1 and 7.2 will not cause Employee undue hardship nor unreasonably interfere with Employee's ability to earn a livelihood.

7.       RELEASE

         7.1 Employee hereby waives and releases Company and its officers, directors, agents, and employees (collectively referred to as "Company Agents") from any claims, rights, contracts or causes of action existing or accrued as of the date this Agreement is signed that Employee may have against Company or Company Agents (collectively referred to as "Claims") which arise out of or are related to Employee's employment with Company (collectively referred to as "Release") or the termination of said employment. This Release includes, but is not limited to, the following:

                  7.1.1 Claims which are known or unknown at the time of the signing of this Agreement;

                  7.1.2 Claims which arise under any state or federal laws, including, but not limited to, the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement; and

                  7.1.3 Claims based upon any contract of employment, including but not limited to, the Change in Control Agreement, except as set forth herein.

         7.2 Employee shall not commence any action against Company or Company Agents in violation of this Release.

         7.3 Employee does not waive any Claim which arises after the effective date of this Agreement.


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         7.4      Employee further expressly acknowledges and agrees that:

                  7.4.1 In consideration for this Waiver, Employee shall receive compensation beyond that which Employee was otherwise entitled to receive before entering into this Agreement;

                  7.4.2 Employee has been advised to consult with an attorney before signing this Agreement;

                  7.4.3 This Agreement is being offered only to Employee at this time.

                  7.4.4 Employee was given a copy of the Agreement on or about May 10, 2002. Employee was informed that Employee had 21 days within which to consider the Agreement. If Employee fails to execute this Agreement within said 21-day period, then the terms and conditions contained in this Agreement are automatically withdrawn without further action or notice by Company.

                  7.4.5 Employee was informed and understands that Employee has seven days following the date Employee executes this Agreement in which to revoke this Agreement. Any revocation of the Agreement must be in writing and delivered to the Acting Vice-President of Human Resources of Company during the revocation period. This Agreement will become effective and enforceable seven days following execution by Employee, unless it is revoked during the seven-day period.

8.       MISCELLANEOUS PROVISIONS

         8.1. AGREEMENT IS CONFIDENTIAL: Unless and until the terms of this Agreement, and the amount of any payment eligible to be paid or actually paid under this Agreement, are disclosed in writing to the public by Company pursuant to any applicable legal duty to disclose such information, it shall be a condition of eligibility to receive or retain any payment pursuant to this Agreement that Employee hold the terms of this Agreement and the amount of any payment hereunder in strict confidence. Employee may disclose such information on a confidential basis to Employee's family and to any financial counselor, tax advisor or legal counsel retained by Employee.

         8.2 ASSIGNMENT BY COMPANY: The obligations of Company hereunder shall be the obligations of any and all successors and assigns of Company. Company may assign this Agreement without Employee's consent to any affiliate or subsidiary of Company, provided that such assignment does not relive the Company's obligations hereunder. Company may assign this Agreement without Employee's consent to any company that


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                  acquires all or substantially all of the stock or assets of
                  Company, or into which or with which Company is merged or consolidated. The Employee may not assign the Agreement, and no person other than Employee or Employee's estate may enforce the rights of Employee under this Agreement.

         8.3 Mutual WAIVER: The waiver by Employee or Company of a violation respectively by Company or by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent violation.

         8.4 SEVERABILITY: The provisions of this Agreement shall be severable, and in the event that any portion or provision of it is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. In the event that any restriction set forth in this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum restriction such court deems reasonable and enforceable, the restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction hereunder.

         8.5 REVIEW OF AGREEMENT: Employee acknowledges that Employee had sufficient opportunity to review this Agreement with an attorney or, if Employee did not do so, it is because Employee read and understands this Agreement and did not believe that legal advice was necessary. Employee agrees that the restrictions contained in this Agreement are fair and appropriate under the circumstances.

         8.6 DISPUTE RESOLUTION: Any dispute between the parties which is covered by, arises out of, or is based upon this Agreement shall be settled by final and binding arbitration. Any award or determination rendered by the arbitrator may be entered as a judgment in any court having jurisdiction thereof. The arbitration is subject to the following:

                  8.6.1 The arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its Employment Dispute Resolution Rules ("Rules") in effect at the time of the arbitration.

                  8.6.2 The arbitration shall be heard by one neutral arbitrator. The arbitrator shall be an attorney admitted to the practice of law in at least one state.

                  8.6.3 The arbitrator shall have the authority to award any remedy or relief that a state or federal court having jurisdiction over the persons and subject matter is authorized to grant.


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                  8.6.4    The Company shall pay all of the costs and/or fees
                           charged by AAA and the arbitrator. The arbitrator shall have the authority to award attorney's fees and costs pursuant to sub-section 8.6.3 above.

         8.7 JURISDICTION: This Agreement shall be construed under the laws of the State of Nevada except where Federal laws are applicable. Venue for any arbitration or action to enforce the arbitration provisions of this Agreement shall be in the State of Nevada.

         8.8 EFFECTIVE DATE: This Agreement shall become effective on the date it is signed by the Employee.

         8.9 FINAL AGREEMENT: This Agreement supercedes all prior understandings, statements or agreements concerning the subject matter of this Agreement, including the Employment Agreement or Change in Control Agreement. Any amendment to this Agreement shall be in writing and signed by both parties. This Agreement contains all of the terms and conditions agreed upon by the parties. There are no understandings or agreements which conflict or modify the terms of this Agreement. Company has made no representations or promises upon which Employee relies in signing this Agreement except the terms set forth herein. Company has made no representations upon which Employee relies concerning the tax characteristics or status of the benefits described in this Agreement.

COMPANY                                      MARK A. RUELLE


By:
   ------------------------------            --------------------------------
Date: May __, 2002                           Date: May __, 2002




MAR-SEVAGRMT02